Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Medovex Corporation and Subsidiary on Form S-1 Amendment #3 of our report dated May 1, 2014 except for Notes 2 and 9, and paragraph 2 of Note 6, as to which the date is September 5, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an emphasis of matter paragraph related to a restatement of the consolidated financial statements, with respect to our audit of the consolidated financial statements of Medovex Corporation and Subsidiary as of December 31, 2013 and consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from February 1, 2013 (inception) to December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
September 5th 2014